Exhibit 99.1

BioSpecifics Technologies Corp. Reports
Second Quarter 2010 Financial Results

LYNBROOK, NY – August 6, 2010 – BioSpecifics Technologies Corp. (NASDAQ: BSTC; the “Company”), a biopharmaceutical company developing first in class collagenase-based products, today announced its financial results for the second quarter ended June 30, 2010. The Company’s partner, Auxilium Pharmaceuticals, Inc. (Auxilium) markets XIAFLEX® (collagenase clostridium histolyticum), a novel, first-in-class, orphan-designated, biologic, for the treatment of adult Dupuytren's contracture patients with a palpable cord.

“We are very pleased with the efficacy and safety of XIAFLEX seen in clinical practice based on reports from the early stages of the launch by our partner Auxilium,” commented Thomas L. Wegman, President of BioSpecifics. “In the future, we see significant growth potential for the product. Auxilium has announced a positive outcome of its end of Phase 2 meeting with the FDA for XIAFLEX for Peyronie’s disease, and we look forward to the initiation of the Phase 3 pivotal trials by the end of the year. In addition, Pfizer continues its efforts to achieve registration of XIAFLEX for Dupuytren’s contracture in Europe.”

Financial Results

The Company reported a net loss of $0.9 million for the second quarter ended June 30, 2010, or $0.15 per basic and diluted common share, compared to a net loss of $0.1 million, or $0.01 per basic and diluted common share, for the same period in 2009. As of June 17, 2010, the Company revised its compensation policy and determined that, absent special circumstances, no new options will be granted to directors, officers, employees or consultants.

Total revenues for the second quarter ended June 30, 2010 were $0.9 million as compared to $1.2 million for the same period in 2009. The decrease in revenues was mainly attributable to the recognition of less milestone and licensing revenue during the second quarter ended June 30, 2010. For the second quarter ended June 30, 2010 the Company recognized the remaining portion, $0.15 million, of a $1.0 million milestone related to the approval by the U.S. Food and Drug Administration (FDA) of XIAFLEX for Dupuytren’s contracture in February 2010. This remaining portion was recognized in connection with the Company’s notification to Auxilium of its election not to commercially manufacture XIAFLEX. In addition, licensing revenues recognized are related to the cash payments received in prior years and amortized over the expected development period under the Company’s agreement with Auxilium. The decrease in licensing revenues recognized during the second quarter of 2010 was primarily due to the completed recognition in the first quarter of 2010 of licensing revenues associated with the Dupuytren’s contracture indication. The revenue for the second quarter ended June 30, 2010 does not include royalties or markup on cost of goods sold for XIAFLEX sales.

Research and development expenses for the second quarter ended June 30, 2010 were $0.1 million, compared to $0.1 million for the same period in 2009. Research and development expenses include employee related expenses, preclinical expenses, costs of materials, lab expense, facility costs and overhead.

General and administrative expenses for the second quarter ended June 30, 2010 totaled $1.6 million, compared to $1.1 million for the same period in 2009. The increase in general and administrative expenses was primarily due to outside legal fees, stock-based compensation, and consulting and outside services related to investor relations partially offset by lower patent expenses.

As of June 30, 2010, BioSpecifics held cash, cash equivalents and short-term investments of $9.9 million, compared to $11.3 million on March 31, 2010.

XIAFLEX for Dupuytren’s Contracture Update

On August 5, 2010, Auxilium provided net revenue guidance for third quarter sales of XIAFLEX. Auxilium stated that net revenues from sales of XIAFLEX are expected to be in the range of $4.4 million to $5.4 million.

As of July 31, 2010, Auxilium reported the following leading indicators of the XIAFLEX launch:

1,747 physicians and 1,216 sites have completed the training and enrollment process;

2,042 insurance verification requests and 1,052 referrals to specialty pharmacies have been received by the Auxilium call center;

348 sites in the U.S. have prescribed XIAFLEX and approximately 241 sites (69%) have treated two or fewer patients, 89 sites (26%) have treated 3-10 patients and 16 sites (5%) have treated more than 10 patients;

8 of the 10 Medicare Administrative Contractors (MAC) that manage claims processing across the 15 MAC jurisdictions in the U.S. have issued final guidelines on covering XIAFLEX;

Auxilium believes that approximately 91% of insured lives have access to XIAFLEX.

On June 8, 2010, Auxilium announced results from its ongoing long-term extension study, which demonstrated a two year nominal recurrence rate of 19.3% for joints previously treated successfully with XIAFLEX. For Metacarpal Phalangeal joints the two year nominal rate was 13.6%, while Proximal Intra-Phalangeal joints showed a 34.1% nominal recurrence. Auxilium believes that these rates compare favorably to recurrence rates from current surgical treatments, including open fasciectomy and needle aponeurotomy.

Corporate and Pipeline Update

  On July 12, 2010, Auxilium announced that it held its end of Phase 2 meeting with the FDA in late June 2010 regarding development of XIAFLEX for the treatment of Peyronie's disease and that, as a result, Auxilium was reaffirming its plan to commence pivotal Phase 3 trials by the end of 2010.

  On June 4, 2010, the Company announced that its Board of Directors authorized the repurchase of up to $2 million of its outstanding common stock. This decision reflected the Company's continued commitment to increasing value for its stockholders and its confidence that it will achieve its goals.

Upcoming Milestones

Following are the Company's upcoming milestones:

  There will be a presentation at the American Society for Surgery of the Hand (ASSH) 2010 Annual Meeting on October 8, 2010 entitled New Advances in the Treatment of Dupuytren’s.

  Auxilium plans to commence Phase 3 pivotal trials in Peyronie’s disease by the end of 2010.

  Pfizer continues its efforts to achieve registration of XIAFLEX for Dupuytren’s contracture in Europe and is preparing for launch.

  BioSpecifics expects to initiate a trial for injectable collagenase in lipoma by the end of 2010.

  Auxilium plans to prioritize new pipeline indication(s) for XIAFLEX by year end 2010.

Webcast and Conference Call

The Company will host a conference call today at 8:30 am EDT to discuss its second quarter 2010 results and to provide a corporate update.

To participate in the conference call, please dial 800-860-2442 (domestic) or 412-858-4600 (international). The presentation will be available via a live webcast at: http://www.videonewswire.com/event.asp?id=70830.

A replay of the call will be available one hour after the conference ends on August 6, 2010 until 9:00 am EDT on August 13, 2010. To access the replay, please dial 877-344-7529 (domestic) or 412-317-0088 (international) and reference the access code 442720. The archived webcast will be available for 90 days in the Investor Relations section of the BioSpecifics’ website at http://www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for eleven clinical indications, three of which include: Dupuytren's contracture, Peyronie's disease, and frozen shoulder (adhesive capsulitis). Its strategic partner Auxilium has announced the approval of XIAFLEX by the FDA in the U.S. for the treatment of Dupuytren's contracture. Pfizer, Inc. is responsible for marketing XIAFLEX in Europe. More information about BioSpecifics may be found on its website at http://www.biospecifics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding BioSpecifics’ strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, its expected revenue growth, and any other statements containing the words "believes," "expects," "anticipates," "plans," "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause its actual results to differ materially from those indicated by such forward-looking statements, including the statements made by BioSpecifics and by its partner Auxilium regarding progress toward achievement of Auxilium’s objectives for the U.S. launch of XIAFLEX for Dupuytren’s contracture in 2010; the ability of Pfizer to achieve its objectives for XIAFLEX in Europe; the percentage of insured lives in the U.S. with access to XIAFLEX; the effect of the identified leading indicators on the success of the XIAFLEX launch and future net revenues; the timing of initiation of Phase III trials for XIAFLEX for the treatment of Peyronie’s disease, which will determine the amount of milestone, royalty and sublicense income payments BioSpecifics may receive; the Company’s ability to initiate and complete clinical trials in additional indications; and other risk factors identified in the Company's Form 10-K for the year ended December 31, 2009 filed with the SEC. There may be additional risks that BioSpecifics does not currently know or that BioSpecifics currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect; therefore, any such factors or forward-looking statements should not be relied upon. BioSpecifics disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Consolidated Statements of Operations
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Net sales	$18,209	$9,914	$27,145	$17,105
Royalties	507,322	375,400	539,134	375,400
Licensing fees	259,276	766,281	2,807,560	1,032,562
Consulting fees	70,000	70,000	140,000	140,000
Total Revenues	854,807	1,221,595	3,513,839	1,565,067

Costs and expenses:
Research and development	144,799	124,192	1,041,616	240,063
General and administrative	1,646,165	1,140,485	3,680,343	2,307,456
Total costs and expenses	1,790,964	1,264,677	4,721,959	2,547,519

Operating loss	(936,157)	(43,082)	(1,208,120)	(982,452)

Other income (expense):
Investment Income	25,925	1,688	51,775	4,545
Interest income (expense)	-	(39)	-	(39)
Other income (expense)	-	-	-	(9,463)
	25,925	1,649	51,775	(4,957)

Loss before income tax	(910,232)	(41,433)	(1,156,345)	(987,409)
Income tax expense	-	(46,376)	(8,067)	(46,376)

Net loss	$(910,232)	$(87,809)	$(1,164,412)	$(1,033,785)

Basic and diluted net loss per share	$(0.15)	$(0.01)	$(0.19)	$(0.17)

Shares used in computation of basic and diluted net loss per share	6,273,945	6,014,312	6,244,136	6,011,588

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	June 30,	December 31,
	2010	2009
Cash and cash equivalents	$5,304,216	$3,950,389
Short term investments	4,548,541	4,548,541
Accounts and income tax receivable, net	1,027,787	1,712,220
Working capital	5,983,286	5,768,760
Total assets	12,483,363	11,748,478
Long-term liabilities	932,170	1,150,721
Total stockholders' equity	6,484,085	6,092,107